UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 13, 2007

GLOBAL AXCESS CORP
(Exact name of registrant as specified in its charter)

Nevada	000-17874	88-0199674
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7800 Belfort Parkway, Suite 165, Jacksonville, Florida	32256
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(904) 280-3950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 13, 2007, Global Axcess Corp, a Nevada corporation (the “Company”), received a declaration of default and acceleration (the “Notice”) from CAMOFI Master LDC (the “Investor”) relating to the Company’s 9% Senior Subordinated Secured Convertible Note due October 27, 2010 in the principal amount of $3,500,000 (the “Note”). The description of the Note and related transaction contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on November 1, 2005 is hereby incorporated by reference.

The Notice claims that an event of default has occurred under Section 8(a)(iv) of the Note. An event of default under Section 8(a)(iv) of the Note occurs if any representation or warranty made in (i) the Note, (ii) any transaction document related to the Note, (iii) any written statement pursuant to the Note, or (iv) any other report, financial statement or certificate made or delivered to the Investor was untrue or incorrect in any material respect as of the date of the Note. The description of the Investor’s specific claims and lawsuit relating to the event of default contained in the Company’s Current Report on Form 8-K filed with the Commission on October 25, 2007 is hereby incorporated by reference

The Notice demands immediate payment of an amount equal to the sum of (i) 110% of the principal amount of the Note, plus all accrued and unpaid interest, and (ii) all other amounts, costs, expenses and liquidated damages due in respect to the Note. Pursuant to the terms of the Note, any overdue and unpaid interest must be paid at the rate of 20% per annum from the date such interest was due through the date of payment. The Company disagrees with all claims that an event of default has occurred under Section 8(a)(iv) of the Note and is vigorously defending its position. In the event that a court determines that there has been an event of default under the Note, the Company estimates that, as of the date hereof, a payment of approximately $3,876,250 would be due payable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPANY NAME CORPORATION

	By:	/s/ George McQuain
	Name:	George McQuain
	Title:	Chief Executive Officer

Dated: December 19, 2007